EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the fifth (5th) day of September 2017 (the “Effective Date”) by and among Michael F. Kanan, a citizen of the United States currently residing at 1572 Highland Valley, Wildwood, Missouri 63005 (“the Executive”), and Avadel Management Corporation, a Delaware corporation with a principal office located at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, Missouri, USA 63005 (the “Company”). The Company is an indirect wholly owned subsidiary of Avadel Pharmaceuticals plc, an Irish public limited company with a principal office located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15 Ireland (“Avadel plc”).

W I T N E S S E T H
WHEREAS, as of May 23, 2016, Avadel Legacy Pharmaceuticals, LLC, a Delaware limited liability company (and an affiliate of the Company) which was formerly known as Éclat Pharmaceuticals LLC (“Legacy”), Flamel Technologies S.A., a French société anonyme (“Flamel”), and the Executive entered into that certain Employment Agreement (the “Original Agreement”) pursuant to which, among other things, Legacy and Flamel agreed to employ the Executive (such employment having commenced on November 23, 2015); and effective upon the merger (the “Merger”) of Flamel with and into Avadel plc at 11:59:59 p.m. (Central Europe Time) on December 31, 2016, Avadel plc assumed the obligations of Flamel under the Original Agreement.
WHEREAS, the Company and the Executive desire to replace the Original Agreement in order to (i) provide that the Executive will be employed by the Company to provide services with respect to the management of Avadel plc and its subsidiaries including the Company and (ii) more accurately set forth the terms and conditions of the Executive’s employment by the Company.
NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.EMPLOYMENT TERMS
1.1    Position.
(a)    Position at the Company. The Executive shall serve as the Senior Vice President and Chief Financial Officer of Avadel plc and as the Senior Vice President and Chief Financial Officer of the Company, and shall carry out such work as may be reasonably required by the Company in the course of its business consistent with such positions and the terms and conditions of this Agreement. With respect to his position as Senior Vice President and Chief Financial Officer of Avadel plc, the Executive shall have all the duties, powers and responsibilities customary for such position at a company with equity securities registered under the United States Securities Exchange Act of 1934. The Executive shall work from the Company’s offices in the St. Louis, Missouri area (currently in Chesterfield, Missouri), but shall also travel to and work from offices of the Company’s affiliates in Lyon, France and Dublin, Ireland, to the extent required and appropriate, with the costs associated with such travel borne by the Company. The Executive will devote substantially all of the Executive’s business time, attention and efforts to Avadel plc and the Company and during such time will make the best use of the Executive’s energy, knowledge, and training, to advancing the interests of Avadel plc and the Company. Except as may be otherwise expressly authorized in writing by the Chief Executive Officer of Avadel plc, the Executive will accept no other employment nor serve as an officer, director or principal of any other company or organization (other than a member of the Avadel Group of Companies (as hereinafter defined) during his employment with the Company. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities (which may include service as a board member of a religious, charitable or other not-for-profit organization) as long as such activities do not interfere with the Executive’s performance of his duties to or with respect to Avadel plc, the Company and their affiliated entities as provided in this Agreement. As used in this Agreement, the “Avadel Group of Companies” shall mean Avadel plc and each of its direct or indirect subsidiaries including the Company. The Executive will comply with all written policies of the Avadel Group of Companies, to the extent applicable to the Executive.
(b)    Reporting. In his capacities as the Senior Vice President and Chief Financial Officer of Avadel plc and the Senior Vice President and Chief Financial Officer of the Company, the Executive shall report directly to Avadel plc’s Chief Executive Officer and the Company’s Chief Executive Officer, respectively, each of which positions is currently held by Michael S. Anderson.
1.2    Status. It is the intent of the parties that, at all times during the Executive’s employment with the Company, he will remain a citizen of the United States.
1.3    Duration. The term of this Agreement shall commence as of the Effective Date set forth above and shall continue for one (1) year beginning on such date, with the Agreement automatically renewing for successive one- (1-) year periods, unless the Executive or the Company provides written notice to the other of his or its intention not to renew the Agreement at least thirty (30) days prior to the next upcoming expiration date. At the termination of this Agreement, the Executive’s employment with the Company shall terminate simultaneously. As of the Effective Date, this Agreement supersedes and replaces the Original Agreement, which shall be null and void thereafter.
2.    COMPENSATION; BENEFITS
2.1    Base Salary. The Company shall pay to the Executive a gross annual base salary of Three Hundred Fifty-Seven Thousand Five Hundred Dollars ($357,500) per year payable in accordance with the Company’s normal payroll practices in effect from time to time (but not less frequently than monthly), subject to ordinary and lawful deductions. The Company will review the Executive’s base salary on or about the first of every calendar year, and, in the Company’s sole discretion, make any increases that the Company deems warranted. If the Executive’s base salary is increased, the new increased base salary will be the base salary for purposes of this Agreement.
2.2    Bonus. The Executive shall be eligible for an annual bonus of up to forty percent (40%) of the Executive’s base salary, subject to proration for any partial year (provided that for this purpose the Executive shall be given credit for his prior employment during 2017 under the Original Agreement). Payment of the annual bonus will be based upon the Executive’s achievement of certain business and individual performance objectives as well as the performance of Avadel plc against its objectives. Subject to the requirement that the Executive shall be employed by a member of the Avadel Group of Companies on the date of payment, any bonus payments due hereunder shall be paid to the Executive, no later than the last day of the calendar year following the applicable year to which the annual bonus relates, subject to ordinary and lawful deductions.
2.3    Prior Stock Option and Additional Equity Grants.
(a)    Prior Grant. The Company and the Executive acknowledge and agree that, (i) in connection with the Executive’s initial employment by Legacy and Flamel in 2015, Flamel granted to the Executive an option (the “Original Stock Option”) to purchase One Hundred Thousand (100,000) American Depositary Shares (ADSs), with each such ADS representing one (1) of Flamel’s ordinary shares, at an exercise price equal to the fair market value of the Flamel ADSs as of the date of grant of the Original Stock Option; (ii) the board of directors of Flamel approved the grant of the Original Stock Option; and (iii) pursuant to the Merger, Avadel adopted and assumed such Original Stock Option and, as a result, upon and after the Merger, the Original Stock Option became and is exercisable for an equal number of the ADSs of Avadel plc. The terms and conditions of the Original Stock Option (including the vesting provisions thereof) shall continue in effect as adopted and assumed by Avadel plc without modification by this Agreement.
(b)    Additional Discretionary Equity Grants. From time to time after the Original Agreement and after the date of this Agreement, Flamel and/or Avadel plc, may have granted, or (in the case of Avadel plc) may grant, to the Executive additional ADSs or ordinary shares (including free share awards or restricted share awards), or options for the purchase thereof or other such awards relating thereto, in accordance with applicable equity incentive plans (any such additional shares, options or other awards, the “Additional Equity Grants”). Except as specifically set forth above, however, nothing herein shall require Avadel plc or any of its subsidiaries or affiliates (including without limitation the Company) to make any equity grants or other awards to the Executive in any specific year. The terms and conditions of each Additional Equity Grant are, or as applicable shall be, set forth in a separate written agreement between the Executive and Avadel plc (either directly or by Avadel plc’s assumption of the obligations of Flamel).
2.4    Auto Allowance. The Company shall provide the Executive an automobile allowance of One Thousand Dollars ($1,000.00) per month, payable no less frequently monthly.
2.5    Insurance and Benefits.
(a)    Plan Participation. The Company shall facilitate the participation by the Executive and his family in any group medical, health, vision, dental, hospitalization, and accident insurance, retirement, pension, disability, or similar welfare or pension plan or program of the Company now existing or hereafter established in accordance with the terms and conditions of such plans or programs. The Executive acknowledges that the current insurance plans are offered through the Company and are subject to reasonable changes at the business discretion of the Company.
(b)    Vacation and Paid Time Off. The Executive shall be eligible for paid vacation and time off in accordance with the policies of the Company applicable to other executives at similar levels of authority with respect to Avadel plc and the Company (currently twenty (20) days per year). The Executive shall also be entitled to the Company’s usual and customary holidays, including two (2) floating holidays each year, to be taken at the Executive’s discretion in accordance with the normal Company paid vacation and time-off policies.
(c)    Indemnification; General Liability.
(i)    To the fullest extent permitted by applicable law, the Company, its receiver, or its trustee shall indemnify, defend, and hold the Executive harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the services performed by him under the terms of this Agreement and amounts paid in settlement of any of the foregoing; provided that the same were not the result of the Executive’s fraud, gross negligence, or reckless or intentional misconduct. The Company may advance to the Executive the costs of defending any claim, suit, or action against him if he undertakes to repay the funds advanced, with interest, should it later be determined that he is not entitled to indemnification under this Section 2.5(c).
(ii)    The Company shall provide coverage to the Executive for his general liability, director and officer liability, and professional liability insurance at the same levels and on the same terms as provided to its other executive officers.
2.6    Reimbursement of Expenses. The Company shall reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred. In no event will such reimbursements, if any, be made later than the last day of the year following the year in which the Executive incurs the expense.
3.    TERMINATION AND SEVERANCE
3.1    Termination.
(a)    Nothing in this Agreement shall prevent the Company from terminating the Executive’s employment with the Company at any time, with or without “Cause.” “Cause” means: (i) conviction of the Executive of, or the Executive’s plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud, theft, or misappropriation by the Executive of any asset or property of any member of the Avadel Group of Companies, including, without limitation, any theft or embezzlement or any diversion of any corporate opportunity; (iii) breach by the Executive of any of the material obligations contained in this Agreement; (iv) conduct by the Executive materially contrary to the material policies of any member of the Avadel Group of Companies; (v) material failure by the Executive to meet the goals and objectives established by any member of the Avadel Group of Companies; provided that the Executive has failed to cure such failure within a reasonable period of time after written notice to him regarding such failure; or (vi) conduct by the Executive that results in a material detriment to any member of the Avadel Group of Companies, or its program, or goals or is inimical to its reputation and interest; provided that the Executive has failed to cure such failure within a reasonable period of time after written notice to him regarding such conduct. Any reoccurrence of such acts constituting Cause within one (1) year of the original occurrence will require no such pre-termination right of the Executive to cure.
(b)    The Executive may terminate the Executive’s employment with the Company with or without “Good Reason”. “Good Reason” means, without the Executive’s consent, any of the following: (i) the failure of the Company to timely pay to the Executive any compensation owed to him under this Agreement; (ii) the Company’s diminution in the Executive’s authority, duties or responsibilities with respect to Avadel plc or the Company in any material respect or the Company’s assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s position with Avadel plc or the Company as stated in this Agreement; (iii) a relocation of the Company’s offices of the Executive’s employment which increases the Executive’s one-way commute by more than sixty (60) miles; (iv) a material breach by the Company of this Agreement; or (v) the failure of the Company to have this Agreement assumed in full by any successor in the case of any merger, consolidation, or sale of all or substantially all of the assets of Avadel plc or the Company.
(c)    In the event that the Executive desires to resign from the Company, he shall promptly give the Company written notice of the date that such resignation will be effective, provided that the notice period shall be no less than thirty (30) days. In the event that the Executive desires to resign from the Company for Good Reason, he shall provide the Company with written notice setting forth the acts constituting Good Reason within ninety (90) days of the initial occurrence of the Good Reason condition and providing that the Company may cure such acts within thirty (30) days of receipt of such notice. If such condition is not remedied within such thirty- (30-) day cure period, any termination of employment by the Executive for “Good Reason” must occur within ninety (90) days after the period for remedying such condition has expired.
(d)    In the event that the Company desires to terminate the Executive’s employment, with or without Cause, the Company shall give the Executive written notice thereof at least thirty (30) days prior to the date that such termination will be effective.
(e)    The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines that the Executive is subject to an Incapacity (as hereinafter defined), the Company may terminate the Executive’s employment and this Agreement effective upon the Executive’s Incapacity. “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a period of 90 days in the aggregate in any 180-day period.
3.2    Severance. If the Executive terminates this Agreement and his employment with the Company for Good Reason or if the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, including non-renewal of this Agreement by the Company (but not including any circumstances that would give rise to a payment to the Executive pursuant to Section 3.3(a) hereof), the Company shall pay severance to the Executive as follows:
(i) severance pay in an amount equal to 1.0 times the Executive’s then-current annual base salary, such amount to be paid in equal installments over the 12-month period immediately following the date of termination in accordance with the Company’s normal payroll practices with such installments to be no less frequent than monthly and to commence on the first payroll date following the date of termination; and
(ii) all accrued but unpaid bonuses for any completed fiscal year and vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid bonuses for any completed fiscal year and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination (sooner to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements; and
(iii) if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company each month will pay for the Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to the Executive’s termination) until the earlier of: (A) the expiration of a period of twelve (12) months from the date of termination or (B) the date upon which the Executive becomes covered under similar plans of any subsequent employer or is otherwise ineligible for COBRA.
All payments set forth in the foregoing items (i) and (iii) hereof are defined as the “Severance Indemnity.” The Executive’s receipt of the foregoing Severance Indemnity is conditioned upon his execution and delivery to the Company of a separation and release agreement acceptable to the Company governing the termination of the employment relationship between the Executive and the Company and the Executive’s release of all claims against all members of the Avadel Group of Companies and their employees, officers, directors and contractors, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within sixty (60) days following the date of termination of the Executive’s employment. Any Severance Indemnity payments that the Executive would otherwise be entitled to receive prior to the time the aforementioned release becomes effective and irrevocable shall be accumulated and paid in a lump sum after the release becomes effective and irrevocable; and if the permissible period during which the Executive may execute and deliver the release and during which the applicable revocation period could expire spans more than one calendar year, any payments that the Executive is entitled to receive during such period shall be accumulated and paid in a lump sum only in the subsequent calendar year.
3.3    Change of Control.
(a)    If the Executive terminates this Agreement and his employment with the Company for Good Reason or if the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, including non-renewal of this Agreement by the Company, and such termination occurs during a Change of Control Period (as hereinafter defined), then, in lieu of a payment to the Executive pursuant to Section 3.2 above:
(i) upon such termination the Company shall pay to the Executive a change of control indemnity equal to the sum of: (A) the Severance Indemnity as defined in Section 3.2 hereof payable in accordance with the terms set forth in such Section 3.2; and (B) a lump-sum payment, payable no later than thirty (30) days after the later of the Change in Control or the termination of the Executive’s employment, equal to one hundred percent (100%) of the higher of: (x) the greater of (I) the Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (II) the Executive’s target bonus as in effect for the fiscal year in which the Executive’s termination of employment occurs; or (y) the Executive’s actual bonus for performance during the calendar year prior to the calendar year during which the termination of employment occurs; and
(ii) all accrued but unpaid bonuses for any completed fiscal year and vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid bonuses for any completed fiscal year and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination (sooner to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements; and
(iii) upon the later of the Change in Control or the termination of the Executive’s employment, subject to the release requirement below, the Executive shall become immediately vested in full in all theretofore any outstanding unvested rights of the Executive under the Original Stock Option and each and every Additional Equity Grant, including without limitation stock option awards and agreements and unvested or unissued rights to “free shares,” restricted share awards and similar rights, and, without duplication and for the avoidance of doubt, any unvested rights under any of the foregoing (i.e., the right to purchase any ADSs or ordinary shares under the Original Stock Option and under or in connection with any Additional Equity Grant), to the extent such rights and awards would have vested based solely on the continued employment of the Executive and the vesting of such rights and awards does not cause any violation of Section 409A of the Code.
(b)    For avoidance of doubt, the amount paid to the Executive pursuant to Section 3.3(a) hereof (a) will be in lieu of, and not in addition to, any amount that would otherwise be payable to the Executive under Section 3.2 hereof, and (b) will not be prorated based on the actual amount of time the Executive is employed by the Company during the fiscal year (or the relevant performance period if different than a fiscal year) during which this termination occurs. Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option plan or agreement, the Executive’s outstanding and vested stock options as of the Executive’s termination of employment date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option right will not extend beyond its original maximum term of the original date of the grant. All payments and benefits set forth in items (i) and (iii) of Section 3.3(a) hereof are defined as the “Change of Control Indemnity.”
(c)    The Executive’s receipt of the foregoing Change of Control Indemnity is conditioned upon his execution and delivery to the Company of a separation and release agreement acceptable to the Company governing the termination of the employment relationship between the Executive and the Company and the Executive’s release of all claims against all members of the Avadel Group of Companies and their employees, officers, directors and contractors, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within sixty (60) days following the date of termination of the Executive’s employment. Any payments that the Executive would otherwise be entitled to receive prior to the time the aforementioned release becomes effective and irrevocable shall be accumulated and paid in a lump sum after the release becomes effective and irrevocable, and if the permissible period during which the Executive may execute and deliver the release and during which the applicable revocation period could expire spans more than one calendar year, any payments that the Executive is entitled to receive during such period shall be accumulated and paid in a lump sum only in the subsequent calendar year.
3.4    Change of Control Definitions. For purposes of Section 3.3 above, the following definitions shall apply: (a) “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of Avadel plc, Avadel US Holdings, Inc. or the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company that, together with the other equity interests held by such Person, constitute more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable); provided, however, that for purposes of this subsection, the acquisition of additional equity interests by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) will not be considered a Change or Control; or (ii) a change in the effective control of Avadel plc, Avadel US Holdings, Inc. or the Company which occurs on the date that a majority of the members of the Board of Directors of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable), the acquisition of additional control of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) by the same Person will not be considered a Change of Control; or (iii) a change in the ownership of a substantial portion of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, the Change in Control must constitute a change in ownership, effective control or substantial portion of the assets of Avadel plc, Avadel US Holdings, Inc. or the Company (as applicable) within the meaning of Section 409A of the Code. (b) “Change of Control Period” means the period beginning six (6) months prior to, and ending eighteen (18) months following, a Change of Control.
3.5    Other Termination. If the Executive terminates this Agreement and his employment with the Company other than for Good Reason or if the Executive’s employment with the Company is terminated by the Company for Cause or as the result of the Executive’s Incapacity, or the Executive dies while employed by the Company, the Company shall pay to the Executive (or, after the Executive’s death, his estate) all accrued or awarded but unpaid bonuses for any completed fiscal year and vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid bonuses for any completed fiscal year and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination of employment (sooner to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements.
3.6    Resignations. Notwithstanding any other provision of this Agreement, the Executive agrees to resign, as soon as administratively practicable, from any and all positions held with all members of the Avadel Group of Companies, at the time of termination of the Executive’s employment with any member of the Avadel Group of Companies.
4.    RESTRICTIVE COVENANTS
4.1    Confidentiality.
(a)    Restriction. To the fullest extent permitted under applicable law, at all times during the Executive’s employment by the Company and for a period of five (5) years after termination of the Executive’s employment with the Company, the Executive (i) shall hold in strictest confidence all Restricted Information (as hereinafter defined), (ii) shall not directly or indirectly use, copy, disclose or otherwise distribute any Restricted Information, except for the benefit of a member of the Avadel Group of Companies to the extent necessary to perform his obligations to Avadel plc and the Company under this Agreement, and (iii) shall not disclose any Restricted Information to any person, firm, corporation or other entity without written authorization of the Chief Executive Officer or Board of Directors of Avadel plc. Any breach of any provision of this Section 4.1(a) shall be considered a material breach of this Agreement.
(b)    Definitions. As used in this Section 4, the following terms shall have the meanings set forth below:
(i) “Restricted Information” means any Confidential Information (as hereinafter defined) and any Trade Secrets (as hereinafter defined).
(ii) “Confidential Information” means any information of or about any member of the Avadel Group of Companies, and any of the employees, customers and/or suppliers of any member of the Avadel Group of Companies, which is not generally known outside of the Avadel Group of Companies, which the Executive obtains (whether before, on or after the date of this Agreement) in connection with the Executive’s employment with the Company, and which may be useful to any competitor of the Avadel Group of Companies or the disclosure of which would be damaging to any member of the Avadel Group of Companies. Confidential Information includes, but is not limited to, any and all of the following information about any member of the Avadel Group of Companies: (A) information about products, product candidates, and research and development plans, activities and results (including information about planned and in-process clinical trials); (B) information about business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (C) the manner or terms upon which products or services are obtained from suppliers or on which products or services are provided to customers; (D) without duplication of item (A) above, the nature, origin, composition, performance and development of any products or services; (E) information about finances, financial condition, results of operations and prospects; and (F) information about employees, consultants or customers or suppliers. For the avoidance of doubt, Confidential Information shall not include information that (1) is or has been made generally available to the public through the disclosure thereof in a manner that was authorized by the Company and did not violate any common law or contractual right of the applicable party; (2) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions hereof; or (3) was already in the possession of the Executive without an obligation of confidentiality prior to the date his employment with the Company began.
(iii) “Trade Secret” means any Confidential Information to the extent such information constitutes a trade secret under applicable law.
(c)    Certain Permitted Disclosures. Notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for purposes of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Trade Secret to the Executive’s attorney and use the Trade Secret in the court proceeding, if the Executive (i) files any document containing the Trade Secret under seal and (ii) does not disclose the Trade Secret, except pursuant to court order.
4.2    Non-Disparagement. The Executive agrees not to disparage or otherwise refer to any member of the Avadel Group of Companies or any of their executives, officers or directors in an unfavorable manner before, during and after the term of the Executive’s employment with the Company, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc). Violation of this provision will result in termination of the Executive’s Employment and any benefits paid hereunder. The Company, together with all other members of the Avadel Group of Companies, and their executive officers and directors, agree not to disparage or otherwise refer to the Executive in an unfavorable manner before, during and after the term of the Executive’s employment with the Company, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc).
4.3    Non-Solicitation of Employees and Contractors. During the Executive’s employment with the Company and for a period of one (1) year after the termination of the Executive’s employment with the Company, the Executive shall not directly or indirectly solicit or attempt to solicit any employee, consultant or other contractor of or service provider to any member of the Avadel Group of Companies with whom the Executive had Material Contact to perform services for the Executive or for any other business or entity, whether as an executive, consultant, partner or participant in any such business or entity, or to terminate or lessen any such employee’s, consultant’s or other contractor’s service with any member of the Avadel Group of Companies. “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business of any member of the Avadel Group of Companies. This Section 4.3 shall cease to be applicable to any activity of the Executive from and after such time as all members of the Avadel Group of Companies have ceased all business activities or have made a decision to cease all business activities.
4.4    Non-Solicitation of Customers and Suppliers. During the Executive’s employment with the Company and for a period of one (1) year after the termination of the Executive’s employment with the Company, the Executive shall not directly or indirectly solicit any actual or prospective customers or suppliers of any member of the Avadel Group of Companies with whom the Executive had Material Contact, for the purpose of selling any products or services which compete with the business of any member of the Avadel Group of Companies. This Section 4.4 shall cease to be applicable to any activity of the Executive from and after such time as all members of the Avadel Group of Companies have ceased all business activities or have made a decision to cease all business activities.
4.5    Protected Rights. Notwithstanding any other provision of this Agreement, the Company and the Executive hereby acknowledge and agree that:
(i) Nothing in this Agreement shall prohibit the Executive from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding.
(ii) Nothing herein limits the Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company.
(iii) The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive made any such reports or disclosures or is assisting in any such investigation.
(iv) The Executive (A) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (B) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (C) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.
5.    MISCELLANEOUS
5.1    Entire Agreement. This Agreement (including any exhibits hereto) supersedes any and all other understandings and agreements (including without limitation the Original Agreement), either oral or in writing, among the parties (including affiliates of the Company) with respect to the subject matter hereof and constitutes the sole agreement among the parties with respect to the subject matter hereof. For purposes of terminating the Original Agreement, the Company hereby confirms that it is the duly authorized agent of Legacy and Avadel plc, and by the signatures below of the Company and the Executive, the Original Agreement is terminated and superseded by this Agreement. Notwithstanding the foregoing, in no event shall the termination of the Original Agreement, in connection with the execution of this Agreement, be considered a termination as set forth in Section 3 of the Original Agreement or entitle Executive to any termination-related payment, including without limitation any Severance Indemnity pursuant to Section 3.2 or Change of Control Indemnity under Section 3.3 of the Original Agreement.
5.2    Severability. If any term or provision of this Agreement or any application of this Agreement shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.
5.3    Survival. Notwithstanding any expiration or termination of this Agreement, Section 2.3 hereof, Section 2.5(c) hereof, Section 3 hereof, Section 4 hereof and this Section 5 shall survive such expiration or termination.
5.4    Interpretation of Agreement.
(a)    Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, or paragraph hereof; (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (iii) words importing the singular shall include the plural, and vice versa.
(b)    All parties to this Agreement have participated in the drafting and negotiation of this Agreement. This Agreement has been prepared by all parties equally, and is to be interpreted according to its terms. No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.
5.5    Taxes.
(a)    The parties hereto acknowledge that the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) are still being developed and interpreted by government agencies and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to continue to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to tax under Section 409A (which may require deferral of severance or other compensation), the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis as needed. Further, to the extent any amount or benefit under this Agreement is subject to the requirements of Section 409A, then, with respect to such amount or benefit, this Agreement will be interpreted in a manner to comply with the requirements of Section 409A.
(b)    Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, “Termination Date”, or the like shall mean “separation from service”.
(c)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
(d)    If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of Avadel’s securities are publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, if and as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
(e)    To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts shall be so treated as exempt from Code Section 409A (and in particular, the earliest amounts to be paid under Section 3 of the Agreement will be first treated as exempt from Code Section 409A under the short-term deferral exemption and then the separation pay exemption to the extent available).
(f)    Any reimbursements, in-kind benefits or offset provided under this Agreement that constitutes deferred compensation under Code Section 409A shall be made or provided in accordance with the requirement of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expense incurred during the period of time specified in this Agreement, (ii) the amount of expense eligible for reimbursement, or in-kind benefits, provided during a calendar year may not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation of exchange for another benefit.
(g)    The Company makes no warranty regarding the tax treatment to the Executive of payments provided for under this Agreement, including the tax treatment of such payments that may be subject to Section 409A. The Executive will be responsible for paying all federal, state, and local income and employment taxes that may be due on such payment, provided that the Company will be responsible for any withholding obligations under applicable law. The Company will not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
5.6    Mandatory Reduction of Payments in Certain Events. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first from the latest amounts to be paid and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 5.6 could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
5.7    Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Missouri, or, to the extent applicable the laws of the United States of America, in each case without giving effect to the principles of choice or conflicts of laws thereof. Each of the parties hereto consents and agrees to the exclusive personal jurisdiction of any state or federal court sitting in the State of Missouri, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement shall be heard only in the courts described above.
5.8    Binding Arbitration.
(a)    All disputes arising under this Agreement or arising out of or relating to the Executive’s employment relationship with the Company shall be submitted to final and binding arbitration. Arbitration of such matters shall proceed consistent with the National Rules for the Resolution of Employment Disputes as established by the American Arbitration Association (“AAA”). Venue for any arbitration shall be St. Louis, Missouri or any other location mutually agreed upon by the Executive and the Company.
(b)    The arbitration shall be conducted using the Expedited Procedures of the AAA Rules, regardless of the amount in dispute.
(c)    The disputing parties shall agree on an arbitrator qualified to conduct AAA arbitration. If the disputing parties cannot agree on the choice of arbitrator, then each party shall choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator, who shall conduct the arbitration.
(d)    All disputes relating to this Agreement shall be governed by the laws of the State of Missouri, and the arbitrator shall apply such law without regard to the principles of choice or conflicts of laws thereof.
(e)    All aspects of the arbitration shall be treated as confidential.
(f)    The prevailing party, as determined by the arbitrator, shall recover from the other party his or its reasonable costs and attorneys’ fees associated with the arbitration no later than thirty (30 days after the arbitration becomes final and binding. The non-prevailing party shall also be liable for the arbitrator’s fees and costs.
(g)    The decision of the arbitrator shall be final, and the parties agree to entry of such decision as judgments in all courts of appropriate jurisdiction.
5.9    Amendments. This Agreement shall not be modified or amended except by a writing signed by all of the parties.
5.10    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party hereto.
5.11    No Assignment.
(a)    This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and may not be transferred or assigned by him at any time, except that any assets accruing to the Executive in connection with this Agreement shall accrue to the benefit of the Executive’s heirs, executors, administrators, successors, permitted assigns, trustees, and legal representatives.
(b)    The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a merger, consolidation or sale or transfer of all or substantially all of the Company’s assets to such entity.
5.12    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any right or benefit arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly so provided in writing.
5.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

THE COMPANY
AVADEL MANAGEMENT CORPORATION
By: /s/ Phillandas T. Thompson
Name: Phillandas T. Thompson
Title: Senior Vice President, General Counsel and Corporate Secretary

THE EXECUTIVE

/s/ Michael F. Kanan
Name: Michael F. Kanan